ACSB Acquavella, Chiarelli, Shuster, Berkower & Co., LLP

517 Route One	1 Penn Plaza
Iselin, New Jersey 08830	36th Floor
732. 855.9600	New York, NY 10119
Fax:732.855.9559	212.786.7510
www.acsbco.com

Board of Directors
Universal Travel Group
5th Floor, South Block, Building 11,
Shenzhen Software Park,
Zhongke 2nd Road, Nanshan District,
Shenzhen, PRC 518000

CONSENT OF INDEPENDENT AUDITORS

We consent to the inclusion in the Registration Statement on Form S-3 (Registration No. 333-161139) our report on Universal Travel Group, Inc., dated February 22, 2010, relating to the financial statements of Universal Travel Group, Inc. as of December 31, 2009 and 2008 and for the years then ended. We also consent to the reference to our firm under the caption “Experts”.

Respectfully submitted,

/s/Acquavella, Chiarelli, Shuster, Berkower & Co., LLP
New York, NY
June 4, 2010

New York	•	New Jersey	•	Cayman Islands